ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated April 17, 2013

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $[•] Notes Linked to common stock of Apollo Global Management, LLC due on or about April 25, 2014

UBS AG $[•] Notes Linked to common stock of AOL Inc. due on or about April 25, 2014

UBS AG $[•] Notes Linked to common stock of Cablevision Systems Corporation due on or about April 25, 2014

UBS AG $[•] Notes Linked to common stock of Tesoro Corporation due on or about April 25, 2014

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock unless the Notes are previously called. If the underlying stock closes at or above the initial price on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares of the underlying stock per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying stock (the “share delivery amount”) for each of your Notes (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Automatic Call: The Notes will be called automatically if the price of the underlying stock closes at or above the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the underlying stock does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the Notes are not previously called and the price of the underlying stock closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares of the underlying stock equal to the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	April 19, 2013
Settlement Date**	April 25, 2013
Observation Dates	Quarterly (see page 3)
Final Valuation Date	April 21, 2014
Maturity Date	April 25, 2014

*	Expected. See page 3 for additional details.

**	We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE AIRBAG AUTOCALLABLE YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These preliminary terms relate to the four separate Notes we are offering. The Notes are linked to the common stock of a different company, and each of the four Notes has a different coupon rate, initial price, conversion price and share delivery amount. The coupon rate, initial price, conversion price and share delivery amount for the Notes will be set on the trade date. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called. The performance of each Note will not depend on the performance of any other Note.

Underlying Stock	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of Apollo Global Management, LLC	APO	9.50% - 11.50% per annum	9.50% - 11.50%	$[•]	85% of Initial Price	[•] shares per Note	90271C247	US90271C2474
Common stock of AOL Inc.	AOL	6.85% - 8.85% per annum	6.85% - 8.85%	$[•]	85% of Initial Price	[•] shares per Note	90271C254	US90271C2540
Common stock of Cablevision Systems Corporation	CVC	6.60% - 8.60% per annum	6.60% - 8.60%	$[•]	85% of Initial Price	[•] shares per Note	90271C262	US90271C2623
Common stock of Tesoro Corporation	TSO	8.50% - 10.50% per annum	8.50% - 10.50%	$[•]	80% of Initial Price	[•] shares per Note	90271C239	US90271C2391
*	The actual total coupon payable will be based on the duration of the Notes.
**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying Airbag Autocallable Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Apollo Global Management, LLC	$ •	$1,000	$ •	1.50%	$ •	98.50%
Common stock of AOL Inc.	$ •	$1,000	$ •	1.50%	$ •	98.50%
Common stock of Cablevision Systems Corporation	$ •	$1,000	$ •	1.50%	$ •	98.50%
Common stock of Tesoro Corporation	$ •	$1,000	$ •	1.50%	$ •	98.50%

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated October 9, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512418233/d422148d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 9, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this free writing prospectus.
Call Feature	The Notes will be called automatically if the closing price of the underlying stock on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Observation Dates	July 23, 2013, October 23, 2013, January 23, 2014 and April 21, 2014.
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying stock, unless the Notes have been previously called. The coupon rate is expected to be between (i) 9.50% to 11.50% per annum for Notes linked to the common stock of Apollo Global Management, LLC, (ii) 6.85% to 8.85% per annum for Notes linked to the common stock of AOL Inc., (iii) 6.60% to 8.60% per annum for Notes linked to the common stock of Cablevision Systems Corporation and (iv) 8.50% to 10.50% per annum for Notes linked to the common stock of Tesoro Corporation. The actual coupon rate for the Notes will be set on the trade date.
Total Coupon Payable	The total coupon payable is expected to be between (i) 9.50% to 11.50% for Notes linked to the common stock of Apollo Global Management, LLC, (ii) 6.85% to 8.85% for Notes linked to the common stock of AOL Inc., (iii) 6.60% to 8.60% for Notes linked to the common stock of Cablevision Systems Corporation and (iv) 8.50% to 10.50% for Notes linked to the common stock of Tesoro Corporation. The actual total coupon payable for the Notes will be based on the coupon rate per annum and set on the trade date. The actual total coupon payable will be based on the duration of the Notes.
1st Installment through 12th Installment	For Notes linked to the common stock of Apollo Global Management, LLC: 0.7917% and 0.9583%. For Notes linked to the common stock of AOL Inc.: 0.5708% and 0.7375%. For Notes linked to the common stock of Cablevision Systems Corporation: 0.5500% and 0.7167%. For Notes linked to the common stock of Tesoro Corporation: 0.7083% and 0.8750%. The actual installment amount per Note will be based on the coupon rate per annum and set on the trade date.
Conversion Price	A percentage of the initial price, as specified on the cover of this free writing prospectus, subject to adjustment in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares of the underlying stock equal to (i) the principal amount divided by (ii) the conversion price of the underlying stock, as determined on the trade date. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying stock is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying stock is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as determined by the calculation agent.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

Trade date:	The closing price of the underlying stock is observed, the conversion price is determined and the share delivery amount is calculated. The coupon rate is set.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying stock on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying stock is not below the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying stock is below the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement).(1)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the underlying stock will close at or above the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes if the coupon rate per annum is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦

You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You would be unwilling to invest in the Notes if the coupon rate is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦

You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):

♦ May 28, 2013 ♦ June 25, 2013 ♦ July 25, 2013* ♦ August 26, 2013 ♦ September 25, 2013 ♦ October 25, 2013*	♦ November 25, 2013 ♦ December 26, 2013 ♦ January 27, 2014* ♦ February 25, 2014 ♦ March 25, 2014 ♦ April 25, 2014*

*	Corresponding call settlement dates for the applicable quarterly observation dates

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payments will be three business days preceding the coupon payment date except that the record date that corresponds to the coupon payable on the maturity date will be the final valuation date.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the conversion price and only at maturity. If the Notes are not called and the final price of the underlying stock is below the conversion price, UBS will deliver to you a number of shares of the underlying stock equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying stock on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying stock at maturity, the value of the shares you receive are expected to be less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying stock reflects a higher expectation as of the trade date that the price of the underlying stock could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying stock, which may be significant. If the Notes are not called and the closing price of the underlying stock on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any potential appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying stock at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of an applicable call settlement date or the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as 3 months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “Apollo Global Management, LLC,” AOL Inc.,” “Cablevision Systems Corporation” and “Tesoro Corporation” in this free writing prospectus and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of the underlying stock becomes subject to (i) a reorganization event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-34 of the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying stock’s closing price is greater than its initial price on each observation date as well as whether the final price is below the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.50% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	9.00% per annum (or $7.50 per monthly period)
Total coupon payable**:	9.00% (or $90.00 per Note)
Initial price of the underlying stock:	$30.00 per share
Conversion price:	$25.50 (85% of the initial price)
Share delivery amount***:	39.2157 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying stock****:	1.00%

*	Actual coupon rate and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.

**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The coupon rate and total coupon payable may be greater or less than the amounts shown above in which case your potential return on the Notes may be greater or less than the returns shown in the examples below.

***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

****	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$35.00 (at or above Initial Price, Notes are called)
Payment at Call Date:	$1,007.50
Coupons Previously Paid:	$ 15.00

Total:	$1,022.50
Total Return on the Notes:	2.25%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $15.00 received on previous coupon payment dates, UBS will have paid you a total of $1,022.50 per Note for a 2.25% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$28.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$32.00 (above Initial Price, Notes are called)

Payment at Call Date:	$1,007.50
Coupons Previously Paid:	$ 82.50

Total:	$1,090.00
Total Return on the Notes:	9.00%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $82.50 received on previous coupon payment dates, UBS will have paid you a total of $1,090.00 per Note for a 9.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is NOT below the Conversion Price of $25.50.

Closing Price at First Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$29.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$25.75 (below Initial Price, Notes NOT called)

Payment at Maturity:	$1,007.50
Coupons Previously Paid:	$ 82.50

Total:	$1,090.00
Total Return on the Notes:	9.00%

Since the Notes are not called on any observation date and final price of the underlying stock is not below the conversion price of $25.50, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $82.50 received on previous coupon payment dates, UBS will have paid you a total of $1,090.00 per Note for a 9.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is below the Conversion Price of $25.50.

Closing Price at First Observation Date:	$25.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$20.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$10.20 (below Initial Price, Notes NOT called)

Payment at Maturity (consisting of the share delivery amount):	$400.00
Coupon Paid at Maturity	$ 7.50
Coupons Previously Paid:	$ 82.50

Total:	$ 490.00
Total Return on the Notes:	-51.00%

Since the Notes are not called on any observation date and the final price of the underlying stock is below the conversion price of $25.50, UBS will deliver at maturity the share delivery amount with fractional shares included in the share delivery amount paid in cash at the final price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying stock on the maturity date and (ii) the final price for any fractional shares of the share delivery amount. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $82.50 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $490.00 per Note for a loss on the Notes of 51.00%.

Hypothetical Return at Maturity(1)

Underlying Stock		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$45.00	50.00%	51.00%	$1,090.00	9.00%	n/a	n/a
$43.50	45.00%	46.00%	$1,090.00	9.00%	n/a	n/a
$42.00	40.00%	41.00%	$1,090.00	9.00%	n/a	n/a
$40.50	35.00%	36.00%	$1,090.00	9.00%	n/a	n/a
$39.00	30.00%	31.00%	$1,090.00	9.00%	n/a	n/a
$37.50	25.00%	26.00%	$1,090.00	9.00%	n/a	n/a
$36.00	20.00%	21.00%	$1,090.00	9.00%	n/a	n/a
$34.50	15.00%	16.00%	$1,090.00	9.00%	n/a	n/a
$33.00	10.00%	11.00%	$1,090.00	9.00%	n/a	n/a
$31.50	5.00%	6.00%	$1,090.00	9.00%	n/a	n/a
$30.00	0.00%	1.00%	$1,090.00	9.00%	n/a	n/a
$28.50	-5.00%	-4.00%	$1,090.00	9.00%	n/a	n/a
$27.00	-10.00%	-9.00%	$1,090.00	9.00%	n/a	n/a
$25.50	-15.00%	-14.00%	$1,090.00	9.00%	n/a	n/a
$24.00	-20.00%	-19.00%	n/a	n/a	$1,031.18	3.12%
$22.50	-25.00%	-24.00%	n/a	n/a	$972.35	-2.76%
$21.00	-30.00%	-29.00%	n/a	n/a	$913.53	-8.65%
$19.50	-35.00%	-34.00%	n/a	n/a	$854.71	-14.53%
$18.00	-40.00%	-39.00%	n/a	n/a	$795.88	-20.41%
$16.50	-45.00%	-44.00%	n/a	n/a	$737.06	-26.29%
$15.00	-50.00%	-49.00%	n/a	n/a	$678.24	-32.18%
$13.50	-55.00%	-54.00%	n/a	n/a	$619.41	-38.06%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes pursuant to the call feature.

(2)	A conversion event does not occur if the hypothetical final price of the underlying stock is not below the hypothetical conversion price.

(3)	A conversion event occurs if the hypothetical final price of the underlying stock is less than the hypothetical conversion price.

(4)

If the hypothetical final price of the underlying stock is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying stock is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(6)	The total return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.

(7)	Payment consists of the principal amount plus coupon payments of 9.00% per annum.

(8)	The Total Return on the Notes at maturity includes coupon payments of 9.00% per annum.

(9)

Payment consists of the share delivery amount plus coupon payments of 9.00% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Information about the Underlying Stocks

All disclosures contained in this free writing prospectus regarding each underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuer of the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stock. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first calendar quarter of 2013, where applicable. Partial data is provided for the second calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

Each of the underlying stocks will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying stock with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apollo Global Management, LLC

According to publicly available information, Apollo Global Management, LLC (“Apollo”) is a global alternative investment manager. Apollo’s primary business is to raise and invest private equity, capital markets and real estate funds as well as managed accounts, on behalf of pension and endowment funds, as well as other institutional and high net worth individual investors. Apollo has three primary business segments: private equity, credit and real estate. As part of the private equity segment, Apollo also manages AP Alternative Assets, L.P., a publicly listed permanent capital vehicle. Apollo’s private equity segment consists of distressed buyouts and debt investments, corporate carve-outs, opportunistic buyouts and natural resources. The credit segment consists of U.S. performing credit, structured credit, opportunistic credit, non-performing loans and European credit. Apollo’s real estate segment consists of senior and subordinated debt, commercial mortgage backed securities and global opportunistic and value added investments in distressed debt and equity recapitalization transactions. Information filed by Apollo with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35107, or its CIK Code: 0001411494. Apollo’s website is http://www.agm.com. Apollo’s common stock is listed on the New York Stock Exchange under ticker symbol “APO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apollo’s common stock, based on daily closing prices on the primary exchange for Apollo, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Apollo’s closing price on April 15, 2013 was $22.94. The actual initial price will be the closing price of Apollo’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
3/30/2011*	3/31/2011*	$18.20	$18.00	$18.00
4/1/2011	6/30/2011	$18.71	$15.51	$17.20
7/1/2011	9/30/2011	$17.50	$ 9.97	$10.24
10/3/2011	12/30/2011	$13.97	$ 9.61	$12.41
1/3/2012	3/30/2012	$15.34	$13.05	$14.28
4/2/2012	6/30/2012	$14.45	$10.54	$12.40
7/2/2012	9/28/2012	$14.99	$12.38	$14.66
10/1/2012	12/31/2012	$17.36	$14.05	$17.36
1/2/2013	3/28/2013	$24.00	$17.93	$21.64
4/1/2013**	4/15/2013**	$26.41	$22.29	$22.94

*	Apollo’s common stock commenced trading on the New York Stock Exchange on March 30, 2011 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2011 includes data for the period from March 30, 2011 through March 31, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.
**	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Apollo’s common stock from March 30, 2011 through April 15, 2013, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $19.50, which is equal to 85% of the closing price on April 15, 2013. The actual conversion price will be based on the closing price of Apollo’s common stock on the trade date. Apollo began trading on March 30, 2011 and therefore has a limited historical performance. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

AOL Inc.

According to publicly available information, AOL Inc. (“AOL”) is a global web services brand company with a substantial worldwide audience and a suite of online content, products and services that are offered to consumers, advertisers, publishers and subscribers. AOL is wholly owned by Time Warner Inc. Business is operated in three reportable segments: The Brand Group, The Membership Group and AOL Networks. The Brand Group consists of AOL’s portfolio of distinct and unique content brands as well as certain service brands. The results for this segment include the performance of advertising offerings on a number of owned and operated sites, such as AOL.com, The Huffington Post, Patch, TechCrunch and MapQuest. The Membership Group consists of offerings that serve AOL’s registered account holders, both free and paid. AOL Networks consists of AOL’s offerings to publishers and advertisers utilizing AOL’s third-party advertising network as well as Brand Group and Membership Group inventory sold by AOL Networks. Information filed by AOL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34419, or its CIK Code: 0001468516. AOL’s website is http://www.aol.com. AOL’s common stock is listed on the New York Stock Exchange under ticker symbol “AOL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for AOL’s common stock, based on daily closing prices on the primary exchange for AOL, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. AOL’s closing price on April 15, 2013 was $38.50. The actual initial price will be the closing price of AOL’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
11/24/2009*	12/31/2009*	$26.35	$22.75	$23.28
1/4/2010	3/31/2010	$26.24	$23.37	$25.28
4/1/2010	6/30/2010	$29.18	$20.21	$20.79
7/1/2010	9/30/2010	$25.26	$20.07	$24.75
10/1/2010	12/31/2010	$27.16	$23.71	$23.71
1/3/2011	3/31/2011	$24.73	$18.54	$19.53
4/1/2011	6/30/2011	$20.94	$18.71	$19.86
7/1/2011	9/30/2011	$20.64	$10.22	$12.00
10/3/2011	12/30/2011	$15.73	$11.40	$15.10
1/3/2012	3/30/2012	$19.30	$14.93	$18.97
4/2/2012	6/30/2012	$28.08	$18.42	$28.08
7/2/2012	9/28/2012	$35.23	$27.49	$35.23
10/1/2012	12/31/2012	$43.70	$29.43	$29.61
1/2/2013	3/28/2013	$39.52	$29.66	$38.49
4/1/2013**	4/15/2013**	$39.34	$38.09	$38.50

*	AOL’s common stock commenced trading on the New York Stock Exchange on November 24, 2009 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2009 includes data for the period from November 24, 2009 through December 31, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.
**	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of AOL’s common stock from November 24, 2009 through April 15, 2013, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $32.73, which is equal to 85% of the closing price on April 15, 2013. The actual conversion price will be based on the closing price of AOL’s common stock on the trade date. AOL began trading on November 24, 2009 and therefore has a limited historical performance. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Cablevision Systems Corporation

According to publicly available information, Cablevision Systems Corporation (“Cablevision”) owns and operates cable television systems strictly through its wholly owned subsidiary CSC Holdings, LLC and their subsidiaries. Cablevision provides regional news, other programming and advertising sales services for the cable television industry and telephone services. Cablevision also operates a motion picture theatre business and a newspaper publishing business. Operations are conducted in two reportable segments: Telecommunications Services and Other. Telecommunications Services segment includes the cable television business, including video, high-speed data, and VoIP operations and the operations of the commercial data and voice services provided by Lightpath. It also includes the operations of cable television systems in Montana, Wyoming, Colorado and Utah. Other segment includes the operations of Newsday, the motion picture theatre business, regional news programming services, the MSG Varsity network and other local programming, the cable television advertising company, Cablevision Media Sales Corporation, and certain other businesses and unallocated corporate costs. Information filed by Cablevision with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14764, or its CIK Code: 0001053112. Cablevision’s website is http://www.cablevision.com. Cablevision’s common stock is listed on the New York Stock Exchange under ticker symbol “CVC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cablevision’s common stock, based on daily closing prices on the primary exchange for Cablevision, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Cablevision’s closing price on April 15, 2013 was $14.51. The actual initial price will be the closing price of Cablevision’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$11.11	$5.47	$7.47
4/1/2009	6/30/2009	$11.52	$7.74	$11.21
7/1/2009	9/30/2009	$14.88	$10.18	$13.72
10/1/2009	12/31/2009	$15.12	$12.90	$14.91
1/4/2010	3/31/2010	$17.15	$14.53	$16.89
4/1/2010	6/30/2010	$19.44	$15.50	$16.80
7/1/2010	9/30/2010	$19.53	$16.72	$18.32
10/1/2010	12/31/2010	$24.29	$18.21	$23.68
1/3/2011	3/31/2011	$26.39	$23.38	$24.22
4/1/2011	6/30/2011	$25.48	$23.07	$25.34
7/1/2011	9/30/2011	$27.48	$15.73	$15.73
10/3/2011	12/30/2011	$18.11	$12.75	$14.22
1/3/2012	3/30/2012	$15.65	$13.75	$14.68
4/2/2012	6/30/2012	$15.02	$10.97	$13.29
7/2/2012	9/28/2012	$16.98	$12.80	$15.85
10/1/2012	12/31/2012	$18.52	$13.63	$14.94
1/2/2013	3/28/2013	$15.75	$13.73	$14.96
4/1/2013*	4/15/2013*	$14.84	$14.30	$14.51

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Cablevision’s common stock from January 3, 2000 through April 15, 2013, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $12.33, which is equal to 85% of the closing price on April 15, 2013. The actual conversion price will be based on the closing price of Cablevision’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Tesoro Corporation

According to publicly available information, Tesoro Corporation (“Tesoro”) is an independent petroleum refiner and marketer in the United States. Through its subsidiaries, Tesoro operates in two business segments to manufacture and sell transportation fuels. The refining segment operates seven refineries in the western United States to refine crude oil and other feedstocks into transportation fuels, such as gasoline, gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heavy fuel oils, liquefied petroleum gas, petroleum coke and asphalt. Under this segment, refined products are sold in wholesale and bulk markets to a range of customers. The retail segment sells transportation fuels and convenience products to a network of retail stations nationwide under the Tesoro, Shell and USA Gasoline brands. Information filed by Tesoro with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03473, or its CIK Code: 0000050104. Tesoro’s website is http://www.tsocorp.com. Tesoro’s common stock is listed on the New York Stock Exchange under the ticker symbol “TSO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Tesoro’s common stock, based on daily closing prices on the primary exchange for Tesoro, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Tesoro’s closing price on April 15, 2013 was $48.37. The actual initial price will be the closing price of Tesoro’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$19.11	$12.23	$13.47
4/1/2009	6/30/2009	$18.43	$12.40	$12.73
7/1/2009	9/30/2009	$15.69	$10.89	$14.98
10/1/2009	12/31/2009	$16.59	$12.34	$13.55
1/4/2010	3/31/2010	$15.05	$11.70	$13.90
4/1/2010	6/30/2010	$14.39	$10.92	$11.67
7/1/2010	9/30/2010	$13.36	$10.54	$13.36
10/1/2010	12/31/2010	$18.68	$12.93	$18.54
1/3/2011	3/31/2011	$27.76	$17.98	$26.83
4/1/2011	6/30/2011	$28.23	$20.84	$22.91
7/1/2011	9/30/2011	$25.34	$18.39	$19.47
10/3/2011	12/30/2011	$29.18	$18.21	$23.36
1/3/2012	3/30/2012	$29.91	$22.48	$26.84
4/2/2012	6/30/2012	$26.80	$21.55	$24.96
7/2/2012	9/28/2012	$41.90	$25.40	$41.90
10/1/2012	12/31/2012	$44.73	$35.46	$44.05
1/2/2013	3/28/2013	$58.97	$40.22	$58.55
4/1/2013*	4/15/2013*	$56.85	$48.37	$48.37

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Tesoro’s common stock from January 3, 2000 through April 15, 2013, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $38.70, which is equal to 80% of the closing price on April 15, 2013. The actual conversion price will be based on the closing price of Tesoro’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stock	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of Apollo Global Management, LLC	9.50% - 11.50% per annum	•% per annum	•% per annum
Common stock of AOL Inc.	6.85% - 8.85% per annum	•% per annum	•% per annum
Common stock of Cablevision Systems Corporation	6.60% - 8.60% per annum	•% per annum	•% per annum
Common stock of Tesoro Corporation	8.50% - 10.50% per annum	•% per annum	•% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the Notes. If you receive the underlying stock, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stock and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying stock.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

If the Notes are physically settled by delivery to you of the underlying stock, you may suffer adverse U.S. federal income tax consequences if you hold such underlying stock, particularly in respect of the Apollo shares. In respect of Apollo shares, you may be treated as engaged in trade or business in the United States as a result of holding such shares and therefore be subject to withholding on actual distributions on such shares, required to file a U.S. tax return to report your share of effectively connected income with respect to such trade or business and required to pay U.S. federal income tax at ordinary rates on such effectively connected income (and possibly a branch profits tax). In respect of any of the underlying stock, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. You might also be subject to U.S. tax to the extent interests in the underlying stock are considered United States real property interests and possibly subject to withholding on your share of dividends received by the issuer of the shares from U.S. corporations. We will not attempt to ascertain whether the issuer of any of the underlying stock constitutes or would be treated as a “United States real property holding corporation” within the meaning of section 897. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for each of the underlying stocks.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASES, OWNERSHIP AND DISPOSITION OF THE NOTES.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.